Exhibit 4.32

SUPPLEMENTAL LETTER

To:	Paragon Shipping Inc.
Ajeltake Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH96960

17 July 2012
Dear Sirs

Loan agreement (the "Loan Agreement") dated 31 July 2008 (as amended and supplemented by three supplemental agreements dated 3 April 2009, 16 April 2010 and 1 September 2011, respectively) made between (i) yourselves, Paragon Shipping Inc. as borrower (the "Borrower"), (ii) the banks and financial institutions listed therein as lenders (together, the "Lenders") and (iii) HSH Nordbank AG as agent, security trustee and swap bank.

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter and for the purposes of this Letter:

"Effective Date" means 30 June 2012.

Following a request by yourselves we have agreed to amend the definition of Leverage Ratio as set out in this Letter.

We hereby confirm our approval to your request, subject to the following conditions:

1	Agreement. We confirm that the Loan Agreement shall be amended (with effect from the Effective Date) as follows:

(a)	by deleting the definition of "Leverage Ratio" in Clause 1.1 thereof in its entirety and substituting the same with the following new definition:

""Leverage Ratio" means, at any relevant time, the ratio (expressed as a percentage) of:

(a)         the Total Liabilities;

(b)         the Market Value Adjusted Total Assets;"; and

(b)
by construing all references in the Loan Agreement to "this Agreement" and all references in the Finance Documents to the "Loan Agreement" as references to the Loan Agreement as amended and supplemented by this Supplemental Letter.

2	Conditions Precedent. We confirm our approval to these arrangements, subject to the following conditions:

(a)
original of (i) this Letter duly signed by the Borrower and (ii) the acknowledgement to this Letter confirming their agreement to the terms and conditions of the same duly signed by all Security Parties; and

(b)	any other document or evidence as the Agent may request in writing from the Borrower.

3	Representations and Warranties. The Borrower represents and warrants to the Lenders that:

(a)
the representations and warranties in Clause 10 of the Loan Agreement, as amended and supplemented by this Letter, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing; and

(b)
the representations and warranties in the Finance Documents (other than the Loan Agreement) as amended and supplemented by this Letter remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing.

4	Notices. The provisions of Clause 28 (Notices) of the Loan Agreement shall apply as if they were expressly incorporated herein.

5
Governing law. This Letter shall, and any non-contractual obligations arising out of it, be governed by and construed in accordance with English law and the provisions of Clause 30 (Law and Jurisdiction) of the Loan Agreement as if they were expressly incorporated herein.

All provisions of the Loan Agreement and the Finance Documents not supplemented, amended or varied by this letter shall remain in full force and effect.

Yours faithfully

/s/ Vassiliki Georgopoulos
VASSILIKI GEORGOPOULOS

for and on behalf of
HSH NORDBANK AG
(acting in its capacity as Agent)

We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof.

/s/ George Skrimizeas
for and on behalf of
PARAGON SHIPPING INC.

Date:  17 July 2012

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in. all respects to the same and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under (inter alia) the Loan Agreement and the Master Agreement.

/s/ Maria Stefanou
for and on behalf of
PALOMA MARINE S.A.

/s/ Maria Stefanou
for and on behalf of
ALLSEAS MARINE S.A.

Date: 17 July 2012